EXHIBIT 99.1

[LOGO] PAN AM                                                      NEWS RELEASE
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                                          For Immediate Release Contact:
                                          Jeff Kriendler, Pan Am
                                          305-873-6509

   Pan Am Corporation Shareholders Approve Acquisition of Carnival Air Lines

     MIAMI, September 26 - Shareholders of Pan Am Corporation (ASE: PAA) approved the issuance of 9,523,810 shares of the Corporation's common stock in connection with the acquisition of Carnival Air Lines. The announcement was made at Pan Am's annual meeting of shareholders held here this morning on the first anniversary of Pan Am's inaugural flight on September 26, 1996.

     The vote was 6,966,793 in favor of the proposal and 18,538 opposed, with 18,495 abstaining. A total of 11,412,610 shares of Pan Am's common stock were outstanding and entitled to vote on September 2, the date of record, of which 9,845,469 were present or represented by proxy.

     Four other proposals which had been unanimously endorsed by the Corporation's Board of Directors and submitted for shareholder consideration today also received the requisite majority approval, including the election of six directors, an amendment to increase the 1996 Stock Option Plan, the issuance of Common Stock in connection with the conversion of the Company's outstanding Preferred Stock, and the purchase by Pan Am of the Doral Technology Center in Miami from Eastern Air Lines, Inc.

     Hailing the affirmative shareholder vote to approve the merger, Martin R. Shugrue, Jr., Pan Am's President and Chief Executive Officer said, "Today represents the beginning of a new era for the combined company."

     In speaking to the shareholders, Shugrue noted that the combined carrier will be concentrating its resources in northeast U.S. to Florida markets as well as routes from the northeast to Puerto Rico, the Bahamas and the Dominican Republic. In order to capitalize on anticipated strong demand from New England to warm weather destinations, Shugrue also announced that Pan Am is planning to inaugurate service this December from Boston to New York and beyond with direct and connecting service to Florida and the Caribbean in time for the peak winter season.

                                     -more-

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     "To optimize our cost structure, we will be eliminating the one daily transcontinental flight between Los Angeles and New York, as well as make other route system adjustments that are designed to attempt to improve our financial performance," Shugrue said.

     Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements.

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